TRACTOR SUPPLY COMPANY INCREASES DIVIDEND AND
SHARE REPURCHASE AUTHORIZATION
~ Increases Quarterly Cash Dividend 71% ~
~ Authorizes Additional $600 Million for Share Repurchases ~

Brentwood, Tennessee, April 28, 2011– Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that its board of directors increased the Company’s quarterly cash dividend 71% to $0.12 per share of the Company’s common stock, up from $0.07 per share in the previous quarter.  The dividend will be paid on June 1, 2011, to stockholders of record as of the close of business on May 16, 2011.

The Board also authorized a $600 million increase to its existing share repurchase program, bringing the total amount authorized to date under the program to $1 billion. The program, established in February 2007, also has been extended through April 30, 2015.  As of March 26, 2011, the Company had purchased 12.6 million shares (adjusted to reflect the effect of the stock split for all shares repurchased prior to August 19, 2010) for approximately $310.5 million.  The remaining $689.5 million available under the expanded share repurchase program represents approximately 15% of the Company’s outstanding shares at current prices.

Jim Wright, Chairman and Chief Executive Officer, stated, “The Board's actions to increase the quarterly dividend and share repurchase authorization underscore our confidence in Tractor Supply Company’s long-term business plan, execution and financial returns.  Our top priority is to remain a growth retailer by expanding the store base by approximately 8% annually while continuing our investments in technology, supply chain and existing stores. We are delighted that we have the financial flexibility to commit to this growth while returning additional value directly to our shareholders. This is further evidence of the strength of the Tractor Supply Company business model.”

Anthony Crudele, Chief Financial Officer, commented, “The business continues to produce significant excess cash flow, providing us with substantial financial liquidity and a strong balance sheet. As a result of this and our disciplined approach to capital allocation, we have the opportunity to return excess cash to our shareholders in a balanced manner through dividends and share repurchases.  Even as we increase our planned distributions to our shareholders, we are still targeting to maintain end-of-year balances between $150 million and $200 million in cash and equivalents.”

The stock purchases may be made from time to time in the open market or through privately negotiated transactions at management’s discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements.

About Tractor Supply Company
At March 26, 2011, Tractor Supply Company operated 1,027 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:
As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding the liquidity and attractiveness of the Company's common stock and the Company's growth opportunities. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general and with respect to the Company's stock in particular, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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